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                                                                  EXHIBIT 10.142

                     AGREEMENT OF TIMOTHY C. MOSES TO RESIGN
              AS PRESIDENT AND CEO OF BIOSHIELD TECHNOLOGIES, INC.


         This AGREEMENT is made this 10th day of November, 2000, (the "Effective Date") between BioShield Technologies, Inc., a Georgia corporation ("COMPANY") and Timothy C. Moses, an individual resident of the state of Georgia ("Moses").

         WHEREAS, Moses desires to withdraw from his day-to-day duties as an employee of the Company;

         WHEREAS, the Company wishes for Moses to continue to perform services for the Company as Chairman of the Company's Board of Directors; and

         WHEREAS, the Company wishes to continue to receive advice and consultation from Moses from time to time on an as-needed basis;

         NOW THEREFORE, the Company and Moses covenant and agree as follows:

         1. Effective November 16, 2000, the Employment Agreement between the Company and Moses dated January 1, 1998 ("Employment Agreement") and Moses's employment thereunder is terminated by mutual agreement and Moses resigns as President and CEO of BioShield Technologies, Inc. Moses shall remain as Chairman of the Board of Directors of BioShield until the earlier of: (i) his resignation; and (ii) removal by the shareholders of the Company. He will continue to be an officer and director of Electronic Medical Distribution, Inc. ("EMD"). The arrangements between the Company and Moses set forth below shall be Moses complete severance package and shall be in lieu of all amounts payable and/or benefits due Moses under the Employment Agreement upon termination of employment or otherwise.

         2. Moses will continue to receive his monthly salary of Twenty Thousand Eight Hundred Thirty Three Dollars ($20,833) per month through December, 2003 (the "End Date") less all state and federal withholding in accordance with Company practice and policy. Such payments shall be directly deposited into the same bank account under the instructions currently in place for Moses. In the event of Moses' death prior to his receipt of the payments described herein, the Company shall have the option to continue monthly payments as described herein or make a lump sum payment of the then-present value of the remaining payments hereunder to Moses' spouse if surviving and, if not, to Moses' QTIP Trust utilizing the following assumptions: 1983 GAM Table average male and female and an interest rate factor of 6.5%.

         3. Through the End Date, Moses will continue to receive an automobile allowance at the Company's expense of One Thousand Five Hundred Dollars ($1,500.00) per month as well as all health, dental, and life insurance and disability benefits on the same basis as he received such benefits immediately before the termination of the Employment Agreement, subject only to future changes by the Company in insurance plans and coverages available to the Company's most senior executive officers.


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         4.       Concurrently with the execution of this Agreement,
non-qualified, immediately vested options to purchase an additional One Million (1,000,000) shares of Company common stock with full voting power at the strike price of $ 1.00 per share (the "Options"). Moses shall be solely responsible for any and all tax consequences to him of the grant of the options and their exercise. The Options shall be exercisable via any method permitted by law. Moses specifically agrees and acknowledges that, upon the exercise of the Options, he will not pledge, sell short, loan, hypothecate, or margin the shares received ("Option Shares") through the exercise of the Options and, further, that any such attempted pledge, assignment as security, margining, or other hypothecation of the Option Shares shall be void and of no force and effect. Moses further agrees that he will vote all of the Option Shares as directed by a majority of the Board of Directors for a period of one year following the Effective Date with respect to the election of BioShield Directors and Officers. The Parties agree that any attempt by Moses to pledge, assign as security, margin, or otherwise hypothecate any of the Option Shares would constitute an immediate material breach of this Agreement and would cause the Company serious damages, which would not be readily ascertainable. The parties therefore agree that any such breach shall entitle the Company to recover, as liquidated damages, all amounts which remain unpaid to Moses under Paragraphs 2 and 3 hereof as of the date of the Breach, such amounts being a reasonable estimation of the Company's damages.

         5. Moses shall also receive a loan from the Company in an amount sufficient to cover the exercise price of the Options, which the Company estimates will be One Million and No/100 Dollars ($1,000,000). The sole and exclusive purpose of the loan shall be the exercise of the Options. Moses shall execute a note evidencing the indebtedness ("Note") The Note shall bear interest at a rate of Nine percent (9%), with the Prime Rate being defined as the Prime Rate published by the Wall Street Journal on the Effective Date or the business day closest to the Effective Date in the even that the Effective Date is not a business day. The interest payable under the Note shall be capitalized into the principal, and the total amount of principal and interest under the Note shall be due and payable on the first anniversary of the Effective Date.

         6. In order to secure payment of the Note and any liquidated damages which become due under Paragraph 4, the Company is hereby granted a security interest in, and a right of recoupment against, any and all payments due from the Company to Moses pursuant to Paragraphs 2 and 3 hereof ("Collateral"). Moses agrees to sign his name to all documents (including UCC-1's), and to take all actions, which are necessary or appropriate to the perfection of the Company's security interest. In addition, the Company's right to setoff against the Collateral any claims it may have, from time to time, against Moses is hereby expressly acknowledged.

         7. Moses agrees to execute such additional documents, if any, as may be reasonably requested by the Company to transition operational responsibilities, including assignment of patent and/or inventorship rights on patents and/or patentable technology developed for the Company during the term and within the scope of Moses' employment up to and including the Effective Date, provided, however, that the Company expressly acknowledges that Moses may, subsequent to the Effective Date, develop patentable or potentially patentable technology, and unless such technology is developed by Moses for the Company pursuant to a written agreement, the Company shall have no right of ownership, title, or interest in or to any such subsequently developed technology.


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         8.       From the Effective Date through the End Date, Moses agrees to make himself reasonably available at mutually acceptable times to advise and consult with the Company with respect to Company's technology, products, financial affairs, and fund raising. The Company agrees to pay Moses a bonus at Moses' election in Company common stock, cash, setoff against the Note, options to purchase Company common stock, or warrants, having a value equal to five percent (5%) of the net proceeds of any funds raised for the Company at its written request through or by the direct efforts of Moses, excluding funds raised through J.P. Carey Securities, Inc., Greenfield Capital Management, Wilson LLC, or their affiliates. In no event shall the total compensation paid by the Company to Moses and any third party exceed ten percent (10%) of the proceeds raised, and Moses agrees to reduce his compensation so that such total compensation not exceed ten percent (10%). In addition the Company agrees to pay Moses a fee of $500,000 (and Moses agrees to accept payment of the fee in the form of a setoff against the Note which reduces the amount payable under the Note by $500,000 plus all interest accrued on that amount from the date of the
Note) if he is able to successfully restructure all of the convertible securities of the Company which are issued to Greenfield Capital Management, Wilson LLC, and Jackson LLC or any of their affiliates ("Convertible Securities") such that half of the Convertible Securities are exchanged for unsecured securities of EMD without any residual liability to BioShield and the other half of the Convertible Securities are modified to extend for six months the inception date of the holders right to convert such securities into BioShield stock without an increase in the interest rate of such Convertible Securities above fifteen percent (15%).

         9. Moses agrees not to sell more Company stock than is allowed under Rule 144 or to sell any Company stock during any Company blackout periods and trading windows, as in effect from time to time.

         10. All options to acquire shares of common stock of the Company, including options to acquire shares of EMD, granted hereunder and all prior grants (the "Options") shall expire on the fifth (5th) anniversary of the Effective Date. The Options shall survive any merger, change in control, or transaction in which the Company is not the surviving entity and shall be subject to adjustment (to the extent of any unexercised Options) to reflect the effect of any stock split, reinvestments, dividend, and/or transfer which would have an impact on (i) the number of options; and/or (ii) the option strike price.

         11. The Company and Moses agree that they shall not engage in any communications that shall disparage one another or interfere with their respective business relationships and business opportunities. The Company and Moses shall issue a joint, mutually acceptable press release concerning this Agreement.

         12. No failure or delay on the part of the Company or Moses in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

         13. No amendment, supplement, modification, termination, waiver, or departure from the terms of any provision of this Agreement shall be effective unless signed in writing by the


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Company and Moses. Any amendment, supplement, or modification of or to any of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.

         14. This Agreement shall be binding upon the Company and Moses and their respective successors and permitted assigns.

         15. This Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with and governed by the laws of the state of Georgia, without giving effect to the principles of conflicts of laws thereof.

         16. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         17. This Agreement, if and when consummated, shall be the entire agreement between the Company and Moses with respect to the subject matter hereof and there are no promises or undertakings with respect thereto not expressly set forth herein.

         18. Notwithstanding anything herein to the contrary, nothing herein shall limit or otherwise operate to limit, abrogate, or supplant any authority, rights, duties, or obligations as Moses may retain as Chairman of the Board of Directors of the Company as provided by the By-Laws and the Charter of the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            BIOSHIELD TECHNOLOGIES, INC.



 /s/ Timothy C. Moses                       By: /s/ Timothy C. Moses
-----------------------------------             --------------------------------
Timothy C. Moses                            Name: Timothy C. Moses
                                            Title: Chairman, CEO and President


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